FEE SCHEDULE
                                       FOR
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                        NEUBERGER & BERMAN EQUITY ASSETS


The Portfolios within the Neuberger & Berman Equity Assets will be charged an annual Fund minimum of $16,500 for the first three years, and following that period an annual fee of $7.30 per account:

Focus Assets
Guardian Assets
Manhattan Assets
Partners Assets
Socially Responsive Trust








There will be an Account Charge of $1.00 per closed account or zero balance, and out of pocket expenses which will be billed on a monthly basis as incurred, and determined by product and related expense. The Fund minimum will be waived for the first nine months after seed money has been received by the Bank. This minimum will be guaranteed for three years.




NEUBERGER & BERMAN                           STATE STREET BANK AND
EQUITY ASSETS                                TRUST COMPANY

Name:   /s/ Michael J. Weiner                Name:  /s/ Ronald E. Logue
        -------------------------                   --------------------------

Title:  Vice President                       Title: Executive Vice President
        -------------------------                   --------------------------

Date:   9-10-96                              Date:  9-16-96
        -------------------------                   --------------------------